NEWS RELEASE For More Information: Ken McEwen Investor Relations Manager 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com
ProAssurance Reports Results for First Quarter 2021
BIRMINGHAM, AL – (BUSINESSWIRE) – May 5, 2021 – ProAssurance Corporation (NYSE: PRA) reports net income of $7.7 million, or $0.14 per share, and operating income(1) of $2.1 million, or $0.04 per share, for the three months ended March 31, 2021. We will timely file our quarterly report on Form 10-Q on or before May 10, 2021.
(1)Operating results are Non-GAAP financial measures. See a reconciliation of net income to Non-GAAP operating income under the heading “Non-GAAP Financial Measures” that follows.

Highlights - First Quarter 2021(2)
•Improved bottom line in all major segments
•4.7 percentage point improvement in Specialty Property & Casualty net loss ratio to 87.5%
•9.0% reduction in consolidated underwriting and operating expenses, or approximately $5.6 million
•Earnings from unconsolidated subsidiaries of $6.8 million
(2)All as compared to the first quarter of 2020

Results of Operations & Management Commentary
Higher operating income included a strong performance from our investments in LPs/LLCs, improvement in underwriting results from the re-underwriting and rate strengthening efforts in our Specialty Property & Casualty (“Specialty P&C”) segment, and reduced underwriting and operating expenses in each of our underwriting segments. Quarter-over-quarter improvement in consolidated results is also attributable to lower net loss ratios in both our Specialty P&C and Workers’ Compensation Insurance segments. The decrease in net loss ratio for the Specialty P&C segment was due to a lower current accident year net loss ratio, whereas the decrease in Workers’ Compensation Insurance segment was attributable to stronger favorable prior accident year reserve development.
Consolidated gross premiums written decreased quarter-over-quarter primarily due to our commitment to our underwriting standards in the face of competitive conditions across all of our lines of business. In particular, this resulted in the non-renewal of two large accounts in our Specialty P&C segment.
Our consolidated net loss ratio decreased one percentage point from the year ago quarter, as decreases in our Specialty P&C and Worker’s Compensation Insurance segment ratios were largely offset by an increase in our Lloyd’s Syndicates segment ratio driven by natural catastrophe losses.
Despite the decrease in earned premium in all of our operating segments, our consolidated expense ratio decreased slightly driven by a decrease in operational expenses resulting from restructuring efforts in 2020.
Our net investment result increased due to higher reported earnings from investments in LPs/LLCs, partially offset by lower yields on our corporate debt securities and short-term investments resulting from the Federal Reserve’s actions to reduce interest rates in response to COVID-19 and, to a lesser extent, a decrease in our allocation to equities. Furthermore, the decline in net investment income reflected the impact of capital planning in anticipation of closing our pending acquisition of NORCAL.
“We enjoyed a strong start to 2021, carrying momentum built up through the past year,” said ProAssurance President and Chief Executive Officer Ned Rand. “We have more to do, but I’m encouraged by the results of our efforts to date. Our planned acquisition of NORCAL Group is nearing completion, on schedule with our previously stated target closure in the second quarter of 2021.”
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CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
	Three Months Ended March 31
($ in thousands, except per share data)	2021	2020	Change
Revenues
Gross premiums written(1)	$224,719	$262,442	(14.4%)
Net premiums written	$202,270	$232,217	(12.9%)
Net premiums earned	$187,358	$203,855	(8.1%)
Net investment income	15,017	20,830	(27.9%)
Equity in earnings (loss) of unconsolidated subsidiaries	6,788	(1,562)	534.6%
Net realized investment gains (losses)	8,849	(28,673)	130.9%
Other income(1)	2,005	2,251	(10.9%)
Total revenues(1)	220,017	196,701	11.9%
Expenses
Net losses and loss adjustment expenses	149,785	164,832	(9.1%)
Underwriting, policy acquisition and operating expenses(1)	56,451	62,056	(9.0%)
SPC U.S. federal income tax expense	356	222	60.4%
SPC dividend expense (income)	1,742	(508)	442.9%
Interest expense	3,212	4,129	(22.2%)
Total expenses(1)	211,546	230,731	(8.3%)
Income (loss) before income taxes	8,471	(34,030)	124.9%
Income tax expense (benefit)	736	(12,076)	106.1%
Net income (loss)	$7,735	$(21,954)	135.2%
Non-GAAP operating income (loss)	$2,085	$(1,146)	281.9%
Weighted average number of common shares outstanding
Basic	53,918	53,808
Diluted	53,998	53,885
Earnings (loss) per share
Net income (loss) per diluted share	$0.14	$(0.41)	$0.55
Non-GAAP operating income (loss) per diluted share	$0.04	$(0.02)	$0.06
(1) Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 14 of the Notes to Condensed Consolidated Financial Statements in our March 31, 2021 report on Form 10-Q for amounts by line item, which will be timely filed on or before May 10, 2021.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.

BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	March 31, 2021	December 31, 2020
Total investments	$3,404,867	$3,389,345
Total assets	$4,674,538	$4,654,803
Total liabilities	$3,353,222	$3,305,593
Common shares (par value $0.01)	$633	$632
Retained earnings	$1,306,199	$1,301,163
Treasury shares	$(415,962)	$(415,962)
Shareholders’ equity	$1,321,316	$1,349,210
Book value per share	$24.49	$25.04
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CONSOLIDATED KEY RATIOS
	Three Months Ended March 31
	2021	2020
Current accident year net loss ratio	82.5%	83.8%
Effect of prior accident years’ reserve development	(2.6%)	(2.9%)
Net loss ratio	79.9%	80.9%
Underwriting expense ratio	30.1%	30.4%
Combined ratio	110.0%	111.3%
Operating ratio	102.0%	101.1%
Return on equity(1)	2.3%	(6.0%)
(1) Annualized.
SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2021	2020	% Change
Gross premiums written	$138,289	$155,381	(11.0%)
Net premiums written	$121,313	$131,255	(7.6%)
Net premiums earned	$115,613	$120,359	(3.9%)
Other income	469	1,698	(72.4%)
Total revenues	116,082	122,057	(4.9%)
Net losses and loss adjustment expenses	(101,186)	(110,931)	(8.8%)
Underwriting, policy acquisition and operating expenses	(26,346)	(29,585)	(10.9%)
Total expenses	(127,532)	(140,516)	(9.2%)
Segment results	$(11,450)	$(18,459)	38.0%

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended March 31
	2021	2020
Current accident year net loss ratio	89.8%	94.2%
Effect of prior accident years’ reserve development	(2.3%)	(2.0%)
Net loss ratio	87.5%	92.2%
Underwriting expense ratio	22.8%	24.6%
Combined ratio	110.3%	116.8%
The improvement in the quarter-over-quarter segment result reflects the continued execution of our operating strategy to improve underwriting results, operating efficiency, reduce expenses, and achieve a long-term underwriting profit. We continue to benefit from re-underwriting and organizational restructuring that occurred in 2019 and 2020. However, the operating environment remains uncertain due to the potential impact of the pandemic, and the current loss environment in the healthcare professional liability (“HCPL”) industry.
The decrease in gross premiums written in the quarter as compared to the same period of 2020 was due primarily to the aforementioned non-renewal of two large accounts in our Specialty Healthcare business, representing $13 million. Accordingly, premium retention for Specialty Healthcare declined to 56%, driving a segment retention rate of 77% for the first quarter. Retention in our Standard Physician, Small Business Unit, and Medical Technology Liability businesses ranged from 86% to 91%, an improvement in each line of business quarter-over-quarter. We secured renewal pricing increases of 6% in the segment during the quarter in a competitive operating environment. This result reflects price increases of 6% in Standard Physicians and 8% in Specialty. Additional rate strengthening was achieved in Specialty through material improvements in product structure, terms and conditions.
New business writings were $12.1 million in the first quarter, compared to $4.4 million in the year-ago period. The increase is primarily attributable to new business writings in our Specialty business, which increased to $8.7 million from $1.9 million in the comparable period of 2020, and our Medical Technology Liability business, which increased to $1.8 million from $0.7 million.
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The 4.4 percentage point improvement in the current accident year net loss ratio was primarily driven by the continued benefits of our HCPL re-underwriting efforts. The current accident year net loss ratio for the quarter does not reflect the claims frequency reduction observed in our HCPL business, some of which is likely associated with the COVID-19 pandemic, as we have remained cautious in recognizing these favorable frequency trends due to the long-tailed nature of HCPL claims, as well as the possibility of delays in reporting and uncertainty surrounding the length and severity of the pandemic. COVID-19 incident reports to-date have been almost exclusively related to our Senior Care business, and we have not seen further development of claims from those previously reported.
We recognized net favorable prior accident year development of approximately $2.7 million for the first quarter primarily related to our Medical Technology Liability business, compared to $2.4 million in the same period of 2020.
The lower expense ratio for the quarter reflects improvements due to organizational structure enhancements, improved operating efficiency, general expense reductions, and to a lesser extent, a reduction in management fees.
The pending acquisition of NORCAL Group is nearing completion. NORCAL’s policyholders overwhelmingly approved the Plan of Conversion at a special meeting held on April 26, and solicitation efforts on our tender offer to acquire the converted company ended on April 27. We will provide an update on the status of the transaction during our conference call tomorrow morning.
WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2021	2020	% Change
Gross premiums written	$72,328	$79,243	(8.7%)
Net premiums written	$46,884	$50,312	(6.8%)

Net premiums earned	$40,011	$44,515	(10.1%)
Other income	392	757	(48.2%)
Total revenues	40,403	45,272	(10.8%)

Net losses and loss adjustment expenses	(26,207)	(29,769)	(12.0%)
Underwriting, policy acquisition and operating expenses	(12,286)	(14,164)	(13.3%)
Total expenses	(38,493)	(43,933)	(12.4%)
Segment results	$1,910	$1,339	42.6%

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended March 31
	2021	2020
Current accident year net loss ratio	71.0%	70.2%
Effect of prior accident years’ reserve development	(5.5%)	(3.3%)
Net loss ratio	65.5%	66.9%
Underwriting expense ratio	30.7%	31.8%
Combined ratio	96.2%	98.7%
The improvement in the Workers’ Compensation Insurance segment results reflect a decrease in the combined ratio, driven by management’s restructuring initiatives in the third quarter of 2020 and an increase in favorable prior accident year reserve development, partially offset by lower net premiums earned.
The decrease in gross premiums written reflects continued competitive market conditions and the impact of negative audit premiums stemming from reduced payrolls for many of our insureds. Further, the quarter included a reduction in our earned but unbilled premium estimate, partially offset by an improvement in renewal retention. Renewal pricing decreases in our traditional business were 2% in the first quarter, compared to 4% in the same quarter of 2020. Audit premium in our traditional business decreased $2.5 million as compared to the first quarter of 2020, reflecting the impact of COVID-19 on final audited insured payrolls. Traditional new business written was $2.1 million lower in 2021, while renewal retention improved from 85% to 89%.
The decrease in the calendar year net loss ratio primarily reflects higher prior year favorable reserve development, partially offset by an increase in the current accident year loss ratio. The increase in the current accident year loss ratio primarily
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reflects continued intense price competition and the resulting renewal rate decreases, and the reduction in audit premium, partially offset by the impact of favorable prior year claim trends on the current year loss estimate.
The lower underwriting expense ratio reflects the expense reductions related to the restructuring of the Worker’s Compensation Insurance field organization and lower expenses related to travel as a result of the pandemic, partially offset by the decrease in net premiums earned.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS
	Three Months Ended March 31
($ in thousands)	2021	2020	% Change
Gross premiums written	$25,151	$27,140	(7.3%)
Net premiums written	$22,188	$23,990	(7.5%)

Net premiums earned	$15,884	$16,980	(6.5%)
Net investment income	221	254	(13.0%)
Net realized gains (losses)	987	(3,207)	130.8%
Other income	1	136	(99.3%)
Net losses and loss adjustment expenses	(9,425)	(9,352)	0.8%
Underwriting, policy acquisition and operating expenses	(5,025)	(5,079)	(1.1%)
SPC U.S. federal income tax expense(1)	(356)	(222)	60.4%
SPC net results	2,287	(490)	566.7%
SPC dividend (expense) income (2)	(1,742)	508	442.9%
Segment results (3)	$545	$18	2,927.8%
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net results and are paid by the individual SPCs.

(2) Represents the net (profit) loss attributable to external cell participants.
(3) Represents our share of the net profit (loss) of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended March 31
	2021	2020
Current accident year net loss ratio	68.9%	65.7%
Effect of prior accident years’ reserve development	(9.6%)	(10.6%)
Net loss ratio	59.3%	55.1%
Underwriting expense ratio	31.6%	29.9%
Combined ratio	90.9%	85.0%
The improvement in the Segregated Portfolio Cell Reinsurance segment results reflects an increase in the workers’ compensation business underwriting results and realized investment gains in the SPCs in which we participate. The increase in realized investment gains primarily reflects the improvement in the equity security markets during the first quarter of 2021 compared to the disruption in the financial markets related to COVID-19 in the first quarter of 2020.
The decrease in gross premiums written primarily reflects the competitive workers’ compensation market conditions, partially offset by an improvement in renewal retention. Renewal pricing decreases were 5% in the first quarter, compared to 6% in the same quarter of 2020. New business written was $300,000 lower in 2021, while renewal retention improved 14 percentage points to 92%. The 2020 renewal retention rate was impacted by a reduction in premium funding for a large workers’ compensation alternative market program. We renewed 100% of the workers’ compensation and healthcare professional liability alternative market programs available for renewal during the first quarter.
The increase in the calendar year net loss ratio primarily reflects a higher current accident year loss ratio in the workers’ compensation portion of the business, partially offset by an increase in prior year favorable reserve development. The increase in workers’ compensation current accident year loss ratio primarily reflects continued intense price competition and the resulting renewal rate decreases. Prior year workers’ compensation favorable reserve development was $1.4 million in the first quarter, compared to $800,000 in the same quarter of 2020.
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The increase in the underwriting expense ratio in the first quarter primarily reflects the effect of an increase in policyholder dividends related to one program in 2020 and the decrease in net premiums earned, as previously discussed.
LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2021	2020	% Change
Gross premiums written	$14,102	$27,861	(49.4%)
Net premiums written	$11,885	$26,660	(55.4%)

Net premiums earned	$15,850	$22,001	(28.0%)
Net investment income	729	1,159	(37.1%)
Net realized gains (losses)	(115)	81	(242.0%)
Other income (loss)	221	(232)	195.3%
Net losses and loss adjustment expenses	(12,967)	(14,780)	(12.3%)
Underwriting, policy acquisition and operating expenses	(6,591)	(9,142)	(27.9%)
Income tax benefit (expense)	—	29	nm
Segment results	$(2,873)	$(884)	(225.0%)

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended March 31
	2021	2020
Current accident year net loss ratio	72.1%	68.7%
Effect of prior accident years’ reserve development	9.7%	(1.5%)
Net loss ratio	81.8%	67.2%
Underwriting expense ratio	41.6%	41.6%
Combined ratio	123.4%	108.8%

Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the results from our participation in Lloyd's of London Syndicate 1729 and Syndicate 6131. The results of the segment in the quarter primarily reflect higher losses from certain property and catastrophe-related events. We have viewed and continued to view our participation in Lloyd’s Syndicates 1729 and 6131 as an investment outside our core operations.
For the 2020 underwriting year, we decreased our participation in the results of Syndicate 1729 to 29% from 61% which, due to the quarter lag, was not reflected in our results until the second quarter of 2020. To support and grow our core insurance operations, we further decreased our participation in the results of Syndicate 1729 for the 2021 underwriting year to 5% from 29%. Syndicate 6131 is a Special Purpose Arrangement that underwrites on a quota share basis with Syndicate 1729. Effective January 1, 2021, we decreased our participation in the results of Syndicate 6131 to 50% from 100% for the 2021 underwriting year. Due to the quarter lag, the change in participation in the results of Syndicates 1729 and 6131 will not be reflected in our results until the second quarter of 2021.
Our Lloyd's Syndicates segment also includes 100% of the results of our wholly owned subsidiaries that support our operations at Lloyd's. In addition to our participation in Syndicate results, we have investments in and other obligations to our Lloyd's Syndicates consisting of a Syndicate Credit Agreement and Funds at Lloyd’s (“FAL”) requirements.
Syndicate 1729’s maximum underwriting capacity for the 2021 underwriting year is approximately $255 million, of which approximately $13 million is our allocated underwriting capacity, reflecting our decreased participation rate. For the 2021 underwriting year, the maximum underwriting capacity of Syndicate 6131 is approximately $28 million, of which $14 million is our allocated underwriting capacity, reflecting our decreased participation rate. The underwriting capacities for both syndicates are provided using currency exchange rates as of March 31, 2021.
Gross premiums written decreased in the first quarter due to our decreased participation in the results of Syndicate 1729 for the 2020 underwriting year, partially offset by new business written. The decrease in net premiums earned in the quarter was also primarily due to our decreased participation in Syndicate 1729.
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The increase in the current accident year net loss ratio for the quarter was primarily attributable to certain property and catastrophe-related losses.
For the first quarter, we recognized adverse prior year development of $1.5 million, compared to net favorable development of $300,000 in the comparable period of 2020, driven by higher than expected losses and development on certain large claims, primarily catastrophe-related losses.
CORPORATE SEGMENT

	Three Months Ended March 31
($ in thousands)	2021	2020	% Change
Net investment income	$14,067	$19,417	(27.6%)
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	9,974	3,103	221.4%
Tax credit partnerships	(3,186)	(4,665)	(31.7%)
Total equity in earnings (loss) of unconsolidated subsidiaries:	6,788	(1,562)	534.6%
Net realized investment gains (losses)	7,977	(25,547)	131.2%
Other income	1,894	633	199.2%
Operating expenses	(7,175)	(4,827)	48.6%
Interest expense	(3,212)	(4,129)	(22.2%)
Income tax (expense) benefit	(736)	12,047	(106.1%)
Segment results	$19,603	$(3,968)	594.0%

Consolidated effective tax rate	8.7%	35.5%
Net realized investment gains during the quarter were driven by realized gains on the sale of certain available-for-sale fixed maturities and equity investments as compared to net realized investment losses in the prior year quarter, driven by disruption in global financial markets related to the onset of COVID-19. Additionally, we saw a strong performance from our investments in LPs/LLCs driven by improvement in the market. These improvements were partially offset by a decrease in net investment income resulting from lower yields on our short-term investments and corporate debt securities in the current low interest rate environment and, to a lesser extent, our lower allocation to equities. Furthermore, the decline in net investment income reflected the impact of capital planning in anticipation of closing our pending acquisition of NORCAL. Operating expenses increased as a result of higher transaction-related costs associated with the acquisition as well, and a lower management fee charged to the operating subsidiaries within the Specialty P&C segment.
For the quarter ended March 31, 2021 we recorded an income tax expense of $736,000, resulting in an effective tax rate of 8.7%. Our effective tax rate differed from the statutory federal income tax rate of 21% primarily due to the recognition of $3.4 million of tax credits transferred to us from our tax credit partnership investments.
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Non-GAAP Financial Measures
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations, however it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended March 31
(In thousands, except per share data)	2021	2020
Net income (loss)	$7,735	$(21,954)
Items excluded in the calculation of Non-GAAP operating income (loss):
Net realized investment (gains) losses	(8,849)	28,673
Net realized gains (losses) attributable to SPCs which no profit/loss is retained (1)	789	(2,498)
Transaction-related costs (2)	925	—
Guaranty fund assessments (recoupments)	4	(2)
Pre-tax effect of exclusions	(7,131)	26,173
Tax effect, at 21% (3)	1,481	(5,365)
After-tax effect of exclusions	(5,650)	20,808
Non-GAAP operating income (loss)	$2,085	$(1,146)
Per diluted common share:
Net income (loss)	$0.14	$(0.41)
Effect of exclusions	(0.10)	0.39
Non-GAAP operating income (loss) per diluted common share	$0.04	$(0.02)
(1) Net realized investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC results, including any realized gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net realized investment gains (losses) recognized in earnings, we are excluding the portion of net realized investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.
(2) Transaction-related costs associated with our pending acquisition of NORCAL. Given the significance of these transaction-related costs to the current period, we are excluding these costs as they do not reflect normal operating results and are unique and non-recurring in nature.
(3) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. Our effective tax rate for the respective periods was applied to these items in calculating net income (loss), excluding net realized investment gains (losses) and related adjustments. Net realized investment gains (losses) in our Corporate segment are discrete items and are tax affected at the annual expected statutory tax rate (21%) in the period they are included in our consolidated tax provision and net income (loss).The taxes associated with the net realized investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net realized investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net realized investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected. See further discussion under the heading “Taxes” in the Executive Summary of Operations section of our March 31, 2021 report on Form 10-Q, which will be timely filed on or before May 10, 2021.
Conference Call Information
ProAssurance management will discuss first quarter 2021 results during a conference call at 10:00 a.m. ET on Thursday, May 6, 2021. We invite anyone who would like to participate in the call to dial (888) 349-0134 (US), (855) 669-9657 (Canada) (toll free) or (412) 317-5145 (international); no access code is required. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through at least May 6, 2022 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088 (international), using access code 10154175. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
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About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
ProAssurance Group is rated “A” (Excellent) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A-” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to differ materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions.
Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of agents or brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake and specifically declines any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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